Exhibit 5.1

August 24, 2021

Spartacus Acquisition Shelf Corp.

6470 E Johns Crossing, Suite 490

Duluth, GA 30097

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-4 (File No. 333-257441) (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of up to (i) 92,572,147 shares (the “Common Shares”) of common stock, par value $0.0001 per share (“Shelf common stock”), of Spartacus Acquisition Shelf Corp., a Delaware corporation (the “Company”), (ii) 10,000,000 shares (the “Warrant Shares” and, collectively, with the Common Shares, the “Shares”) of Shelf common stock to be issued upon the exercise of the warrants (the “Warrants”) underlying the public units issued in an initial public offering by Spartacus Acquisition Corporation, a Delaware corporation (“Spartacus”), and (iii) 10,000,000 Warrants to be issued pursuant to the terms of that certain Agreement and Plan of Merger, dated June 9, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Spartacus, NextNav, LLC, a Delaware limited liability company, NextNav Holdings, LLC, a Delaware limited liability company, NEA 14 NextNav Blocker, LLC, a Delaware limited liability company, Oak NextNav Blocker, LLC, a Delaware limited liability company, Columbia Progeny Partners IV, Inc., a Delaware corporation, Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company, Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation, SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company, SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company, SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company, SASC (CB) Merger Sub 5 Corporation, a Delaware corporation, SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company, and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (a) the Registration Statement, (b) the form of proposed amended and restated certificate of incorporation of the Company, to be adopted immediately prior to the consummation of the transactions contemplated in the Business Combination Agreement (the “Transactions”), (c) the form of proposed amended and restated bylaws of the Company, to be adopted immediately prior to the consummation of the Transactions, (d) the corporate actions of the Company that provides for the issuance of the Shares and the approval of the Warrants, and (e) the Warrants, and the following documents: (x) the Business Combination Agreement, (y) a copy of that certain form of proposed amended and restated warrant agreement (the “Warrant Agreement”), and (z) the Company’s stock ledger, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Shelf common stock at the time of each issuance of a Share upon issuance pursuant to the Business Combination Agreement or pursuant to the terms of the Warrants, as the case may be; (b) the forms of proposed amended and restated certificate of incorporation and amended and restated bylaws of the Company referenced in clauses (b) and (c) of the immediately preceding paragraph will have been duly authorized by all necessary corporate action on the part of the Company and, in the case of the form of proposed amended and restated certificate of incorporation will have become effective in the form reviewed by us following the filing of such form with the Secretary of State of the State of Delaware; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the Company will receive consideration for each Warrant Share at least equal to the par value of such share of Shelf common stock and in the amount required by the Warrant and, in the case of the Common Shares, the Company will receive such consideration for such Common Shares as is set forth in the Business Combination Agreement; (e) the corporate actions of the Company referenced in clause (d) of the previous paragraph have not been, and will not be, revoked, modified or amended; (f) each of the Business Combination Agreement and the Warrant Agreement constitutes a valid and binding obligation of all parties thereto, enforceable against each such party in accordance with its terms; and (g) the Warrant is in the form of the warrant certificate attached to the Warrant Agreement as exhibit A thereto. In rendering our opinions, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinions set forth below are limited to (i) with respect to our opinions in numbered paragraphs 1 and 2 below, the Delaware General Corporation Law and reported judicial decisions interpreting those laws, and (ii) with respect to the opinion in numbered paragraph 3 below, the laws of the State of New York that we have considered applicable to the Company and the Warrants. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, and (ii) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

Based upon and subject to the foregoing and in reliance thereon, we are of the opinion that:

(1) The Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid and nonassessable.

(2) The Warrant Shares are duly authorized for issuance by the Company and, upon the Company’s receipt of the exercise price thereof, will be validly issued, fully paid and nonassessable.

(3) The Warrants have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Business Combination Agreement and the Warrant Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP